     Filed pursuant to Rule 433
Registration Statement No. 333-131266
Relating to Preliminary Pricing Supplement No. 50
dated April 24, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Pricing Sheet – May 23, 2006

PLUS due June 20, 2007
Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
Based on the Value of the Nikkei 225® Index
Performance Leveraged Upside SecuritiesSM (“PLUSSM”)

Offering Price	:	$10 per PLUS

Leverage Factor	:	300%

Maximum Payment	:	$12.20 per PLUS

Aggregate Principal Amount	:	$20,500,000

Initial Index Value	:	15,907.20

Pricing Date	:	May 23, 2006

Settlement Date	:	May 31, 2006

Index Valuation Date	:	June 18, 2007

Listing	:	AMEX

Ticker Symbol:	:	NKD

CUSIP	:	61747Y121

Agent	:	Morgan Stanley & Co. Incorporated

Agent’s Commissions	:	$0.15 per PLUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by called toll-free 1-800-584-6837.

The “Nikkei 225® Index” is a trademark of Nihon Keizai Shimbun, Inc. and has been licensed for use by Morgan Stanley. “Performance Leveraged Upside Securities” and “PLUS” are our service marks. The PLUS based on the NKY Index are not sponsored, endorsed, sold or promoted by NIKKEI and NIKKEI makes no representation regarding the advisability of investing in the PLUS.

PreliminaryPricing Supplement No. 50 dated April 24, 2006
Prospecuts Supplement for PLUS dated February 21, 2006
Prospectus dated January 25, 2006